Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511
Phone:	704-731-1527	www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries Reports Results for the

Fourth Quarter and Full Year of 2012

•	Segment profit margin improved to 10.8% in the fourth quarter of 2012 from 9.3% in the fourth quarter of 2011

•	Sales improved by 3% over the fourth quarter of 2011; Motorwheel acquisition contributed growth of 4%, offset by unfavorable foreign exchange of 1%

•	EPS of $0.27 in the fourth quarter compares to $0.12 in the fourth quarter of 2011; adjusted EPS improved to $0.59 from $0.37

•	GST reported third party sales of $52.9 million and an operating profit margin of 19.5% in the fourth quarter of 2012

•	EnPro’s full-year sales grew 7%; excluding the effect of acquisitions and foreign exchange, sales improved by 1% over 2011

•	EPS of $1.90 in 2012 compared to $2.06 in 2011; adjusted EPS improved to $3.07 from $2.87

•	GST’s third party sales were $220.0 million in 2012 with an operating profit margin of 21.5%

•	EnPro’s adjusted EBITDA was $172.2 million in 2012; GST had additional EBITDA-A of $53.1 million in 2012

CHARLOTTE, N.C., February 7, 2013 — EnPro Industries (NYSE: NPO) today reported that segment profits, segment profit margins and net income improved in the fourth quarter of 2012 compared to the fourth quarter of 2011, despite continued softness in many of the markets served by the company and no organic growth in sales. Segment profits rose to $30.3 million from $25.3 million a year ago and segment profit margins increased to 10.8% from 9.3% a year ago.

Net income in the fourth quarter of 2012 was $5.7 million, or $0.27 a share. In the fourth quarter of 2011, the company reported net income of $2.6 million, or $0.12 a share. Before selected items, including interest due to Garlock Sealing Technologies (GST), a deconsolidated subsidiary, and restructuring costs, net income in the fourth quarter of 2012 was $12.8 million, or $0.59 a share, compared to $7.7 million, or $0.37 a share, in the fourth quarter of 2011.

A table attached to this press release shows the effect of selected items on net income and earnings per share in the fourth quarters and full years of 2012 and 2011. All per share amounts in this release are stated on a diluted basis. The results of GST and its subsidiaries were deconsolidated effective June 5, 2010, when GST filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

Sales in the fourth quarter of 2012 were $279.3 million, an increase of about 3% over the fourth quarter of 2011, when sales were $271.4 million. The inclusion of the results of Motorwheel, a business the company acquired in the second quarter of 2012, increased fourth quarter 2012 sales by about 4% in comparison to the fourth quarter of 2011. Excluding the sales of Motorwheel and the effect of foreign exchange, sales were about the same in the two quarters, reflecting increased sales in the company’s Engine Products and Services segment offset by lower volumes in its Sealing Products and Engineered Products segments.

Adjusted earnings before interest, income taxes, depreciation and amortization and other selected items (EBITDA) were $38.2 million in the fourth quarter of 2012, a 35% improvement over the fourth quarter of 2011, when adjusted EBITDA was $28.4 million.

Full Year Results

Sales in 2012 were $ 1.18 billion or about 7% higher than they were in 2011, when they were $1.11 billion. The increase in sales was driven by acquisitions, which contributed growth of 9% in 2012. Before the benefit of acquisitions and the negative effect of foreign exchange rates, sales grew about 1% in 2012, reflecting modestly higher activity in the company’s Sealing Products segment and increased sales in its Engine Products and Services segment, partially offset by lower activity levels in the Engineered Products segment.

Net income in 2012 was $41.0 million, or $1.90 a share, a decrease from 2011 when net income was $44.2 million, or $2.06 a share. Before selected items, including interest due to GST and restructuring costs, 2012 net income was $66.2 million, or $3.07 a share, compared to $61.6 million, or $2.87 a share, in 2011.

Adjusted EBITDA in 2012 was $172.2 million, an 11% increase over 2011 when adjusted EBITDA was $155.2 million.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Year Ended
	12/31/2012	12/31/2011		12/31/2012	12/31/2011	Change
Sales	$142.1	$139.3	2%	$609.1	$534.9	14%
EBITDA	$28.3	$21.9	29%	$119.1	$104.1	14%
EBITDA Margin	19.9%	15.7%		19.6%	19.5%	9%
Segment Profit	$19.9	$14.9	34%	$88.8	$81.2
Segment Margin	14.0%	10.7%		14.6%	15.2%

The increase in Sealing Products segment sales in the fourth quarter of 2012 reflects the contribution of Motorwheel, which increased sales by $9.8 million, or 7%, over the fourth quarter of 2011. However, the contribution of Motorwheel was more than offset by unfavorable foreign exchange and by lower volumes as market conditions softened from a year ago at all operations in the segment. Excluding Motorwheel and the effect of foreign exchange, the segment’s sales were 4% lower in the fourth quarter of 2012 than they were in the fourth quarter of 2011.

Although volumes declined, the segment’s profits improved by 34% over the fourth quarter of 2011. Lower costs, better pricing and the contribution of Motorwheel more than offset the effect of lower volumes. The segment also benefited from a reduction in restructuring and other unusual costs, which were about $0.4 million in the fourth quarter of 2012 compared with $1.0 million in the fourth quarter of 2011. As segment profits increased, profit margins improved to 14.0% in the fourth quarter of 2012 compared to 10.7% in the fourth quarter of 2011.

For the full year of 2012, sales in the Sealing Products segment improved by 14%, or $74.2 million, over 2011. The increase reflects sales of $81.4 million from acquisitions, which accounted for growth of 15% in the segment’s sales, but was partially offset by unfavorable foreign exchange, which reduced sales by 2%. Excluding the effects of acquisitions and foreign exchange, the segment’s sales increased by about 1% in 2012 as improved pricing helped to offset lower volumes.

The segment’s profits increased 9% in 2012, reflecting a contribution of 10% from acquisitions, partially offset by unfavorable foreign exchange, which reduced profits by 2%. Excluding acquisitions and foreign exchange, segment profits were about the same as in 2011. Segment profit margins declined to 14.6% from 15.2% a year ago. The segment recorded restructuring and other unusual expense of $2.7 million in 2012 compared with $3.2 million in 2011.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Year Ended
	12/31/2012	12/31/2011		12/31/2012	12/31/2011	Change
Sales	$80.2	$92.1	–13%	$363.0	$386.7	–6%
EBITDA	$6.7	$9.2	–27%	$42.3	$50.7	–17%
EBITDA Margin	8.4%	10.0%		11.7%	13.1%
Segment Profit	$1.2	$3.1	–61%	$20.5	$29.2	–30%
Segment Margin	1.5%	3.4%		5.6%	7.6%

Engineered Products segment sales were 13% lower in the fourth quarter of 2012 than in the fourth quarter of 2011. The decrease primarily reflects continued weak demand in the segment’s European automotive, industrial and refining markets and in certain North American markets, including the natural gas regions of Western Canada. About 11 percentage points of the decline in sales is a reflection of weaker volumes; the two remaining percentage points were the result of unfavorable foreign exchange translation.

Declining volumes and higher restructuring and other unusual costs led segment profits to decline to $1.2 million in the fourth quarter of 2012 from $3.1 million in the fourth quarter of 2011. Restructuring costs and other unusual expenses in the segment totaled $1.5 million in the fourth quarter of 2012 compared to $0.1 million in the fourth quarter of 2011, and segment profit margins declined to 1.5% from 3.4%.

For the full year of 2012, sales in the Engineered Products segment decreased by 6% compared to the full year of 2011. The decrease was driven by reduced demand and unfavorable foreign currency translation, which each reduced sales by about 4%. Those factors were partially offset by the benefit of acquisitions, which contributed sales growth of about 2% in 2012.

Segment profits for the full year declined as volumes fell and as the segment recorded higher restructuring and other unusual expenses. Segment profit margins for the full year of 2012 were 5.6% compared to 7.6% in 2011.

Engine Products and Services Segment

($ Millions)	Quarter Ended		Change	Year Ended
	12/31/2012	12/31/2011		12/31/2012	12/31/2011	Change
Sales	$57.4	$40.3	42%	$214.6	$185.8	15%
EBITDA	$10.1	$8.0	26%	$42.3	$34.2	24%
EBITDA Margin	17.6%	19.9%		19.7%	18.4%
Segment Profit	$9.2	$7.3	26%	$39.2	$30.6	28%
Segment Margin	16.0%	18.1%		18.3%	16.5%

Sales in the Engine Products and Services segment were 42% higher in the fourth quarter of 2012 than in the fourth quarter of 2011. The improvement was primarily driven by an increase in revenues recognized under percentage of completion accounting. Parts sales and sales of environmental upgrades also grew compared to a year ago. The segment’s profits improved as sales increased; however, segment margins declined compared to the fourth quarter of 2012 because of a less profitable product mix as engine revenues grew.

For the full year of 2012, the segment’s sales improved by 15% over 2011 as engine revenues reported under percentage of completion accounting increased and as the segment also reported engine revenues under completed contract accounting. Parts sales also increased in 2012.

Parts sales improved due to increased demand from government and nuclear power markets and sales of environmental upgrades also were higher. The increases were partially offset by lower service revenues.

The segment’s profits improved by 28% as engine revenues grew and as the segment benefited from lower warranty costs and higher parts sales. Segment margins improved to 18.3% in 2012 from 16.5% in 2011.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Year Ended
	12/31/2012	12/31/2011		12/31/2012	12/31/2011	Change
Third-Party Sales	$52.9	$54.1	–2%	$220.0	$214.4	3%
EBITDA-A	$11.8	$12.4	–5%	$53.1	$50.1	6%
EBITDA-A Margin	22.3%	22.9%		24.1%	23.4%
Operating Profit	$10.3	$11.3	–9%	$47.2	$44.8	5%
Operating Profit Margin	19.5%	20.9%		21.5%	20.9%
Adjusted Net Income	$6.6	$7.4	–11%	$31.8	$28.8	10%

Third-party sales at the deconsolidated operations of GST and its subsidiaries declined by 2% from the fourth quarter of 2011 primarily because activity in the subsidiary’s North American markets slowed in the fourth quarter of 2012. Operating profits also declined as demand weakened and volumes decreased. Earnings before interest, income taxes, depreciation, amortization and asbestos related expense (EBITDA-A) at GST and its subsidiaries was $11.8 million in the quarter.

For the full year of 2012, the third-party sales of GST and its subsidiaries increased by 3% over the full year of 2011. The improvement was driven primarily by increased activity in the business’ markets over the first three quarters of 2012 and better pricing for the business’ products. Operating profits and operating profit margins in 2012 increased as they benefited from higher volumes as well as cost reductions and price improvements. For the full year of 2012, EBITDA-A at GST and its subsidiaries was $53.1 million.

GST and its subsidiaries completed the year with cash and long-term investments totaling $153.6 million.

Cash Flows

EnPro’s cash balance increased to $53.9 million at December 31, 2012 from $30.7 million at December 31, 2011. Operating activity provided cash of $118.2 million in 2012 compared to $81.4 million in 2011, primarily as a result of lower working capital needs. The company’s long-term debt, excluding notes payable to GST, stood at $185.3 million at the end of 2012 compared to $150.2 million at the end of 2011. The increase primarily reflects borrowings against the company’s revolving credit agreement to complete the Motorwheel acquisition in the second quarter of 2012. Borrowings against the facility stood at about $34 million at the end of the fourth quarter compared to about $85 million immediately after the Motorwheel acquisition. Borrowing availability under the agreement was about $91 million at December 31, 2012.

Outlook

Although there are indications the company’s markets may improve in the second half of 2013, EnPro expects conditions it encountered in the second half of 2012 to persist into the first half of 2013. In the first quarter of 2013, EnPro expects sales and segment profit to be less than they were in the first quarter of 2012, when activity in its markets and demand for its products were significantly above current levels.

Sales will benefit from the inclusion of Motorwheel in the first quarter; however, the company anticipates that benefit will be more than offset by soft demand from the markets served by the Sealing Products and Engineered Products segments and lower sales in the Engine Products and Services segment. The company expects Engine Products and Services sales to be 25% to 30% below the first quarter of 2012, when engine revenues were recognized under both percentage of completion and completed contract accounting.

EnPro expects segment profit margins in the first quarter of 2013 will reflect lower volumes and a less profitable product mix in the Sealing Products segment.

The company believes conditions may improve in its industrial markets by the second half of 2013. However, it anticipates any growth in sales to those markets will be offset by a decline in full year sales in the Engine Products and Services segment. Although the company currently expects the segment to ship a higher number of engines in 2013 than was shipped in 2012, revenues for these engines will be recognized only under percentage of completion accounting. The company expects the segment’s 2013 sales to decline by about 15% in comparison to 2012.

“We are well prepared to meet current conditions in our markets and to take advantage of improvements in them as the year progresses,” said Steve Macadam, president and chief executive officer of EnPro. “Our brands are very strong, we have exciting opportunities in our markets and we intend to continue towards our goals for building long-term value at EnPro.”

Conference Call and Webcast Information

EnPro will hold a conference call today, February 7, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2012 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 92769166. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC

Results for the fourth quarters and full years of 2012 and 2011 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for fourth quarters and full years of 2012 and 2011 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended September 30, 2012, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Net sales	$279.3	$271.4	$1,184.2	$1,105.5
Cost of sales	188.2	182.5	784.1	726.5

Gross profit	91.1	88.9	400.1	379.0

Operating expenses:
Selling, general and administrative	68.0	74.7	286.1	275.0
Other	3.0	1.4	6.5	2.3

Total operating expenses	71.0	76.1	292.6	277.3

Operating income	20.1	12.8	107.5	101.7

Interest expense	(10.7)	(10.7)	(43.2)	(40.8)
Interest income	0.2	0.1	0.4	1.2
Other income (expense)	(0.2)	—	(1.2)	2.9

Income before income taxes	9.4	2.2	63.5	65.0
Income tax benefit (expense)	(3.7)	0.4	(22.5)	(20.8)

Net income	$5.7	$2.6	$41.0	$44.2

Basic earnings per share	$0.28	$0.12	$1.99	$2.15

Average common shares outstanding (millions)	20.7	20.6	20.7	20.5

Diluted earnings per share	$0.27	$0.12	$1.90	$2.06

Average common shares outstanding (millions)	21.7	20.9	21.6	21.5

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2012 and 2011

(Stated in Millions of Dollars)

	2012	2011
Operating activities
Net income	$41.0	$44.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28.8	25.3
Amortization	26.7	23.1
Accretion of debt discount	6.9	6.3
Deferred income taxes	5.9	4.3
Stock-based compensation	7.1	5.4
Excess tax benefits from stock-based compensation	(1.5)	(1.0)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable	15.8	(31.1)
Inventories	(12.5)	(12.0)
Accounts payable	(4.7)	12.0
Other current assets and liabilities	2.5	5.8
Other non-current assets and liabilities	2.2	(0.9)

Net cash provided by operating activities	118.2	81.4

Investing activities
Purchases of property, plant and equipment	(35.6)	(31.5)
Payments for capitalized internal-use software	(5.3)	(2.8)
Acquisitions, net of cash acquired	(85.3)	(228.2)
Other	0.6	1.8

Net cash used in investing activities	(125.6)	(260.7)

Financing activities
Repayments of short-term borrowings	(0.5)	(13.1)
Proceeds from debt	246.7	53.9
Repayments of debt	(218.4)	(50.1)
Other	1.7	(0.1)

Net cash provided by (used in) financing activities	29.5	(9.4)

Effect of exchange rate changes on cash and cash equivalents	1.1	0.2

Net increase (decrease) in cash and cash equivalents	23.2	(188.5)
Cash and cash equivalents at beginning of period	30.7	219.2

Cash and cash equivalents at end of period	$53.9	$30.7

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$24.3	$22.9
Income taxes	$19.7	$35.1

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of December 31, 2012 and 2011

(Stated in Millions of Dollars)

	2012	2011
Current assets
Cash and cash equivalents	$53.9	$30.7
Accounts receivable	187.2	195.3
Inventories	130.8	112.6
Other current assets	22.3	44.1

Total current assets	394.2	382.7

Property, plant and equipment	185.5	164.2
Goodwill	220.4	201.2
Other intangible assets	222.5	195.7
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	78.0	42.5
Other assets	33.4	28.9

Total assets	$1,370.9	$1,252.1

Current liabilities
Short-term borrowings from GST	$10.1	$9.9
Notes payable to GST	10.7	10.2
Current maturities of long-term debt	1.0	1.6
Accounts payable	83.9	83.9
Accrued expenses	121.8	119.5

Total current liabilities	227.5	225.1

Long-term debt	184.3	148.6
Notes payable to GST	237.4	227.2
Pension liability	112.7	108.7
Other liabilities	61.9	48.4

Total liabilities	823.8	758.0

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	425.4	418.1
Retained earnings	145.9	104.9
Accumulated other comprehensive loss	(23.0)	(27.7)
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	547.1	494.1

Total liabilities and shareholders’ equity	$1,370.9	$1,252.1

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2012 and 2011

(Stated in Millions of Dollars)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Sealing Products	$142.1	$139.3	$609.1	$534.9
Engineered Products	80.2	92.1	363.0	386.7
Engine Products and Services	57.4	40.3	214.6	185.8

	279.7	271.7	1,186.7	1,107.4
Less intersegment sales	(0.4)	(0.3)	(2.5)	(1.9)

	$279.3	$271.4	$1,184.2	$1,105.5

Segment Profit
	Quarters Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Sealing Products	$19.9	$14.9	$88.8	$81.2
Engineered Products	1.2	3.1	20.5	29.2
Engine Products and Services	9.2	7.3	39.2	30.6

	$30.3	$25.3	$148.5	$141.0

Segment Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sealing Products	14.0%	10.7%	14.6%	15.2%
Engineered Products	1.5%	3.4%	5.6%	7.6%
Engine Products and Services	16.0%	18.1%	18.3%	16.5%

	10.8%	9.3%	12.5%	12.8%

Reconciliation of Segment Profit to Net Income
	Quarters Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Segment profit	$30.3	$25.3	$148.5	$141.0
Corporate expenses	(7.2)	(10.4)	(32.3)	(32.6)
Interest expense, net	(10.5)	(10.6)	(42.8)	(39.6)
Other expense, net	(3.2)	(2.1)	(9.9)	(3.8)

Income before income taxes	9.4	2.2	63.5	65.0
Income tax benefit (expense)	(3.7)	0.4	(22.5)	(20.8)

Net income	$5.7	$2.6	$41.0	$44.2

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Selected Items to Net Income (Unaudited)

For the Quarters and Years Ended December 31, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2012		2011
	$	Per share	$	Per share

Income before selected items	$12.8	$0.59	$7.7	$0.37

Adjustments (net of tax):

Restructuring costs	(1.3)	(0.06)	(0.6)	(0.03)

Interest expense and royalties with GST	(4.6)	(0.21)	(4.3)	(0.21)

Other	(0.7)	(0.03)	(0.3)	(0.01)

Tax accrual adjustments	(0.5)	(0.02)	0.1	—

Impact	(7.1)	(0.32)	(5.1)	(0.25)

Net income	$5.7	$0.27	$2.6	$0.12

	Years Ended December 31,
	2012		2011
	$	Per share	$	Per share

Income before selected items	$66.2	$3.07	$61.6	$2.87

Adjustments (net of tax):

Restructuring costs	(3.1)	(0.14)	(0.9)	(0.04)

Fair value adjustment to acquisition date inventory	(0.8)	(0.04)	(1.2)	(0.05)

Interest expense and royalties with GST	(18.4)	(0.85)	(17.3)	(0.81)

Other	(1.6)	(0.08)	1.3	0.06

Tax accrual adjustments	(1.3)	(0.06)	0.7	0.03

Impact	(25.2)	(1.17)	(17.4)	(0.81)

Net income	$41.0	$1.90	$44.2	$2.06

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying the Company’s effective tax rate to the pre-tax amount. The interest expense with GST is included in interest expense, the fair value adjustment to acquisition date inventory is included in cost of sales and the restructuring costs and other are included as part of other operating expense and other income (expense). Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters and Years Ended December 31, 2012 and 2011

(Stated in Millions of Dollars)

	Quarter Ended December 31, 2012
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$28.3	$6.7	$10.1	$45.1

Deduct depreciation and amortization expense	(8.4)	(5.5)	(0.9)	(14.8)

Segment profit	$19.9	$1.2	$9.2	$30.3

EBITDA margin	19.9%	8.4%	17.6%	16.1%

	Quarter Ended December 31, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$21.9	$9.2	$8.0	$39.1

Deduct depreciation and amortization expense	(7.0)	(6.1)	(0.7)	(13.8)

Segment profit	$14.9	$3.1	$7.3	$25.3

EBITDA margin	15.7%	10.0%	19.9%	14.4%

	Years Ended December 31, 2012
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$119.1	$42.3	$42.3	$203.7

Deduct depreciation and amortization expense	(30.3)	(21.8)	(3.1)	(55.2)

Segment profit	$88.8	$20.5	$39.2	$148.5

EBITDA margin	19.6%	11.7%	19.7%	17.2%

	Years Ended December 31, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$104.1	$50.7	$34.2	$189.0

Deduct depreciation and amortization expense	(22.9)	(21.5)	(3.6)	(48.0)

Segment profit	$81.2	$29.2	$30.6	$141.0

EBITDA margin	19.5%	13.1%	18.4%	17.1%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDA to Net Income (Unaudited)

For the Quarters and Years Ended December 31, 2012 and 2011

(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Earnings before interest, income taxes, depreciation, amortization, and other selected items (EBITDA)	$38.2	$28.4	$172.2	$155.2

Adjustments:

Interest expense, net	(10.5)	(10.6)	(42.8)	(39.6)

Income tax benefit (expense)	(3.7)	0.4	(22.5)	(20.8)

Depreciation and amortization expense	(14.8)	(14.0)	(55.5)	(48.4)

Restructuring costs	(2.0)	(1.0)	(5.0)	(1.4)

Fair value adjustment to acquisition date inventory	—	—	(1.2)	(1.9)

Other	(1.5)	(0.6)	(4.2)	1.1

Impact	(32.5)	(25.8)	(131.2)	(111.0)

Net income	$5.7	$2.6	$41.0	$44.2

EnPro Industries, Inc.

Selected Results Reflecting Deconsolidation of GST (Unaudited)

(Stated in Millions of Dollars)

	Quarter Ended		Quarter Ended
	December 31, 2012		December 31, 2011
	EnPro	GST	EnPro	GST

Adjusted net sales *	$270.7	$52.9	$265.7	$54.1

Segment profit/operating profit	$30.3	$10.3	$25.3	$11.3

EBITDA	$38.2	$11.8	$28.4	$12.4

Income before selected items	$12.8	$6.6	$7.7	$7.4

	Years Ended		Years Ended
	December 31, 2012		December 31, 2011
	EnPro	GST	EnPro	GST

Adjusted net sales *	$1,158.0	$220.0	$1,081.1	$214.4

Segment profit/operating profit	$148.5	$47.2	$141.0	$44.8

EBITDA	$172.2	$53.1	$155.2	$50.1

Income before selected items	$66.2	$31.8	$61.6	$28.8

*	Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST .